EXHIBIT 10.4


                       TERMS AND CONDITIONS OF ENGAGEMENT
                                OF JAMES ARKOOSH



Your appointment will be that of Non-executive Chairman of Diomed Inc. ("the company ").

Your appointment will commence on July 1, 2001 and will be reviewed by the Board of Directors after an initial period of one year and annually thereafter

As Non-executive Chairman, your role will include the leadership and direction of the Board, supervision and mentoring of the CEO and other duties that the Board may periodically assign to you.

Your compensation will be at an annual rate of $50,000, paid quarterly, subject to your performance of the standards herein and any additional specific performance standards mutually agreed in writing with the Board of Directors. You will be entitled to additional "Chairman" options to acquire 50,00 ordinary shares of Diomed Inc., subject to the terms of the Diomed Inc. 2001 Share Option Plan as modified in the grant provided at the June 2001 Director's meeting. These options will vest quarterly over two years and shall be exercisable at a price of $1.25 per share.

It is understood that so long as you remain an officer of Verus International or its affiliates that your quarterly compensation and expense reimbursements shall be directly payable to Verus Support Services Inc. Options at all time shall remain your personal asset and in no situation shall accrue to the benefit of your employer. On your written notification of a termination of your employment or consent of Verus International, the Company will remit compensation and reimbursements under this agreement directly to you.

The Company will reimburse all reasonable expenses incurred on behalf of the company subject to any limits established by the Board.

The company maintains and will maintain during the term of this Agreement Directors' and Officers' Liability insurance with a current indemnity limit of a minimum of $5 million.

As Non-executive Chairman, you have the right to resign as Chairman or as a Director at any time and for any reason. Such resignation should be provided in writing to the Company and all current Directors. Resignation or removal as Chairman does not terminate your position as a Director of the Company. If you resign or are removed as, Chairman, you shall be paid all compensation, reimbursed all expenses and your Chairman options shall vest through the end of the calendar quarter in which you give or receive written notice of your resignation or removal.

The terms of your appointment will be in accordance with and governed by the laws of the State of Delaware.

For and on behalf of the Board of      I, James  Arkoosh,  agree to the above
Diomed Inc.                            Terms and Conditions

Signed_____________________            Signed_____________________